Filed Pursuant to Rule 424(b)(7)
Registration No. 333-249638
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Registered Shares, par value of CHF 0.25 per share	7,564	$89.19	$674,633.16	$73.60
1.Represents our Registered Shares issued to the Selling Stockholders named herein pursuant to that certain Agreement and Plan of Merger, dated as of September 26, 2019, by and among Logitech International S.A., Clip Acquisition Sub, Inc., General Workings Inc., and Fortis Advisors LLC.
2.Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $89.19, which is the average of the high and low prices of the Registered Shares as reported on The Nasdaq Global Market on December 8, which date is within five business days prior to filing this Registration Statement.

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated October 22, 2020)

397,748 Registered Shares
LOGITECH INTERNATIONAL S.A.
Registered Shares

The following information amends and supplements information contained in the prospectus, dated October 22, 2020, relating to the offer and sale from time to time by certain selling stockholders of up to 397,748 shares of our registered shares, par value of CHF 0.25 per share (the “Registered Shares”), issued in connection with our acquisition on October 31, 2019 of General Workings Inc., a Delaware corporation (“Streamlabs), pursuant to a merger (the “Merger”) of Clip Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ours (“Merger Sub”), with and into Streamlabs with Streamlabs continuing as the surviving entity in the Merger and wholly owned subsidiary of ours. Registered Shares were issued to certain former securityholders of Streamlabs upon the satisfaction of certain conditions set forth in the Merger Agreement.

This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our Registered Shares involves risks. You should carefully consider the risks referenced under “Risk Factors” on page 6 of the prospectus dated October 22, 2020, as well as the other information contained or incorporated by reference in the prospectus or in any supplement thereto, before making a decision to invest in our Registered Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 11, 2020.

SELLING STOCKHOLDERS

The following information is provided to amend and supplement the selling stockholders’ table in the section titled “Selling Stockholders” in the prospectus to reflect the addition of certain other Covered Selling Stockholders (as defined in the prospectus).

	Registered Shares Beneficially Owned Prior to this Offering(1)			Registered Shares Beneficially Owned After this Offering(2)
Name
	Number	Percentage	Registered Shares Being Offered(3)	Number	Percentage
500 Startups, L.P. (4)	1,622	*	1,622	—	—
Aaron Ruiz	399	*	399	—	—
H2-Investments GmbH (5)	3,246	*	3,246	—	—
Jonathan Siegel	810	*	810	—	—
Steven Kyle Thomas	62	*	62	—	—
The Hit Forge, LLC (6)	353	*	353	—	—
The Kraus Revocable Trust, dated May 30, 2013 (7)	258	*	258	—	—
The Shin-Sherman Family Trust, dated July 23, 2009 (8)	814	*	814	—	—
Total Registered Shares registered			7,564
*Represents less than 1% of the total aggregate amount of Registered Shares outstanding as of October 7, 2020
1.“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of October 7, 2020, and the percentage is based on 169,149,642 Registered Shares outstanding as of October 7, 2020.
2.Assumes all Registered Shares being offered hereby are sold by the Covered Selling Stockholders.
3.The amounts set forth in this column are the Registered Shares that may be offered by each Covered Selling Stockholder using this prospectus.
4.Christine Tsai and Bedy Yang are the managing members of 500 Startups, L.L.C., which is the General Partner of 500 Startups, L.P., and share voting and investment power over, and may be deemed to have beneficial ownership over, the Registered Shares held by 500 Startups, L.P. The address of 500 Startups, L.P. is 814 Mission Street, 6th Floor, San Francisco, CA 94103.
5.H2-Investments GmbH’s former name is MediaCapital GmbH. The address of H2-Investments GmbH is Bleichenbrücke 10, 20354 Hamburg, Germany.
6.Naval Ravikant is the managing member of The Hit Forge, LLC and shares voting and investment power over, and may be deemed to have beneficial ownership over, the Registered Shares held by The Hit Forge, LLC. The address of The Hit Forge, LLC is 3130 Alpine Road, #288415, Portola Valley, CA 94028.
7.Joseph Kraus and Melissa Kraus are the Co-Trustees of The Kraus Revocable Trust, dated May 30, 2013, and may be deemed to have beneficial ownership over the Registered Shares held by The Kraus Revocable Trust, dated May 30, 2013.
8.Craig Sherman and Susan Choo Shin are the Co-Trustees of The Shin-Sherman Family Trust, dated July 23, 2009, and may be deemed to have beneficial ownership over the Registered Shares held by The Shin-Sherman Family Trust, dated July 23, 2009.

397,748 Registered Shares

LOGITECH INTERNATIONAL S.A.
Registered Shares

PROSPECTUS SUPPLEMENT
December 11, 2020